Exhibit 99.1

®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX PRICES $47 MILLION PUBLIC OFFERING

ATLANTA, GA – April 7, 2011 — Inhibitex, Inc. (Nasdaq: INHX) today announced that it has priced a public offering of 11,463,415 shares of its common stock, at a purchase price of $4.10 per share, for an aggregate offering amount of $47 million. The net proceeds to Inhibitex from the sale of the shares, after underwriting discounts and commissions and other offering expenses, are expected to be approximately $44 million. Inhibitex has granted the underwriters a 30-day option to purchase up to approximately 1.7 million additional shares to cover over-allotments, if any. The offering is expected to close on April 12, 2011, subject to customary closing conditions. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, including a Phase 2 clinical trial for INX-189, a nucleotide polymerase inhibitor that it is developing for the treatment of chronic hepatitis C infections, and research and development expenses related to its other development programs.

Deutsche Bank Securities Inc. is acting as sole book-running manager. Canaccord Genuity Inc. is acting as Lead Manager, JMP Securities LLC is acting as Co-Manager, and Trout Capital LLC is acting as a financial advisor.

A shelf registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and is effective. A final prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the prospectus relating to these securities may be obtained by contacting Deutsche Bank Securities, Inc. by sending a request to Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: 800-503-4611, Email: prospectusrequest@list.db.com. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock of Inhibitex, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Inhibitex

Inhibitex, Inc. is a clinical stage biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s pipeline includes FV-100, which is in Phase 2 clinical development for the treatment of shingles, and INX-189, a nucleotide polymerase inhibitor in Phase 1 clinical development for the treatment of chronic hepatitis C infections. The Company also has additional HCV nucleotide polymerase inhibitors in preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimate,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. These statements involve substantial risks and uncertainties, including risks relating to the completion of the registered public offering, including the satisfaction of customary closing conditions, the use of the anticipated proceeds from the offering, the Company’s need to raise additional operating capital in the future, the Company’s history of losses, risks and costs of drug development, risk of regulatory approvals, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for the Company’s products if any are approved for marketing, reliance on key personnel and other cautionary statements contained in the Company’s public filings made with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 16, 2011. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

Contacts:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee M. Stern, CFA The Trout Group (646) 378-2922 lstern@troutgroup.com